Exhibit 10.6

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (the “Agreement”) is made as of August 31, 2020, by and between Rodney F. Emery (“Owner”), and STAR REIT Services, LLC, a Delaware limited liability company (the “Company”), Steadfast Apartment REIT, Inc., a Maryland corporation (the “REIT”), Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”).

R E C I T A L S

A. Owner is the majority indirect owner of Steadfast REIT Investments, LLC, a Delaware limited liability company (the “SRI”).

B. SRI is party to that certain Contribution and Purchase Agreement dated as of December 31, 2020, (the “Contribution Agreement”), pursuant to which SRI has agreed to sell to the REIT and the Operating Partnership and the REIT and the Operating Partnership have agreed to purchase, 100% of SRI’s interest in the Business (as defined in the Contribution Agreement) operated by STAR REIT Services, LLC, an indirect subsidiary of SRI, immediately prior to the closing of the transactions contemplated in the Contribution Agreement (the “Transactions”), which the REIT and the Operating Partnership will continue to operate through the Company following the Closing, as defined below.

C. In connection with the Transactions, Owner is disposing of all of his interest in the Business that is associated with Owner’s indirect ownership interest in SRI, together with the goodwill of the Business (the “Interest”). As a covenant ancillary to disposition of the Interest, Owner is willing to commit to broad limitations on his competitive activities following the Transactions.

D. It is a condition precedent to the REIT and the Operating Partnership’s obligations under the Contribution Agreement that Owner enter into a Non-Competition Agreement in the form of this Agreement with the Company, including the covenant not to compete contained herein; and Owner understands and acknowledges that this Agreement is a material inducement to the REIT and the Operating Partnership upon which each is relying in consummating the Transactions contemplated by the Contribution Agreement.

E. It is reasonable and necessary for the protection of the business and goodwill of the Company for Owner to enter into this Agreement.

F. Owner acknowledges that, by virtue of his services to the Business, Owner has had access to, and become familiar with, various trade secrets and confidential business information of the Business. The Company would suffer irreparable injury if Owner breaches the confidentiality or noncompetition provisions of this Agreement.

G. Company and Owner intend this Agreement to be in compliance with California Business and Professions Code Section 16601, to the extent California Business and Professions Code Section 16600 otherwise would be applicable, and further intend for it to be fully enforceable.

NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

A G R E E M E N T

1. Non-solicitation of Service Providers.

(a) Owner agrees that during the Restricted Period as defined below, Owner will not directly or indirectly, (i) recruit, encourage, induce, attempt to induce, solicit, attempt to solicit, or otherwise cause or assist, or attempt to cause or assist any Restricted Person as defined below, to accept employment with or enter into a consulting or other business relationship with any entity other than Company, or terminate or otherwise change any such relationship with Company, (ii) disclose competitively sensitive information about any Restricted Person to any person under circumstances that could reasonably be expected to lead to the use of that information for purposes of recruiting or hiring such Restricted Person; or (iii) otherwise interfere with, disrupt or attempt to interfere with or disrupt, in any manner the employment of any Restricted Person; provided that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet), which are not directed or targeted at any Restricted Person, shall not in any event be deemed a violation of this Section 1.

(b) Each of the Company, REIT, and Operating Partnership agree that, during the Restricted Period, said party will not directly or indirectly, (i) recruit, encourage, induce, solicit, or otherwise assist, or attempt to assist any employee of SRI or its affiliates (each an “SRI Employee”) to accept employment with or enter into a consulting or other business relationship with the Company, REIT, Operating Partnership, or any of their affiliates, or terminate or otherwise change the SRI Employee’s employment relationship with the Company, or (ii) disclose competitively sensitive information about any SRI Employee to any person under circumstances that could reasonably be expected to lead to the use of that information for purposes of recruiting or hiring such SRI Employee; provided that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet), which are not directed or targeted at any SRI Employee, shall not in any event be deemed a violation of this Section 1(b).

2. Non-Solicitation of Customers and Suppliers. During the Restricted Period as defined below, Owner will not, directly or indirectly: (i) solicit any customer, vendor, supplier, or licensor lessor, joint venturer, consultant, agent or partner of the Company or any of their respective affiliates, for the purpose of causing such customer, vendor, supplier, or licensor lessor, joint venturer, consultant, agent or partner of the Business or its affiliates or any of their respective affiliates to cease doing business in whole or in part with the Company, or (ii) interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between the Business and any third party (including the Company’s customers, vendors, suppliers, licensors, lessors, joint venturers, consultants, agents and partners).

3. Non-compete. During the Restricted Period as defined below, (A) Owner shall, consistent with past practice, prior to his, or his affiliates, acquisition of any Asset (as defined below), (i) present each opportunity and investment fully and accurately to the REIT’s board of directors (the “Board”), and (ii) only make such investment on behalf of himself or his affiliates if the Board has declined to pursue such opportunity, and (B) Owner shall not Engage in the Restricted Business in the Restricted Territory as defined below; provided, however, that nothing herein shall restrict such Owner from (i) serving on the boards of other companies that do not compete with Company, (ii) providing services to charitable or professional organizations, (iii) making passive investments of not more than 5% of the outstanding shares of, or any other equity interest in, any publicly-traded companies, (iv) engaging in such other activities as may be approved by the Board and (v) owning a direct or indirect interest in Company.

4. Definitions. For purposes of this Agreement, the defined term below shall have the following meaning:

(a) “Restricted Period” means the period commencing on the date of the consummation of the Contribution Agreement and the closings of the Transactions (the “Closing”) and ending on the date that is 30 months from the date of this Agreement. If Owner breaches the terms of this Agreement, the Restricted Period shall be tolled and extended during the period of the breach.

(b) “Restricted Business” means the business of managing, operating, directing and supervising the operations and administration of multifamily assets and the investments of those multifamily assets of the class and type currently owned by the REIT (the “Assets”), including but not limited to such duties as (i) presenting potential investment opportunities; (ii) making investment decisions; (iii) providing an appropriate continuing investment program; and (iv) engaging in acquisition related tasks such as (x) finding suitable potential investments, (y) structuring and negotiating transaction terms, and (z) supervising due diligence such that accurate and appropriate reports may be made to the Board. Notwithstanding any of the foregoing, Restricted Business does not include (A) the assets Owner or his affiliates own or manage as of the Closing.

(c) “Restricted Person” means any person, who, on the date of the Closing, was performing or, in the (12) month period preceding the date of the Closing, had performed or been contracted to perform services as an employee or other service provider, for the Business.

(d) “Restricted Territory” means an area within a 2-mile radius of each asset owned or managed by the Company as of the Closing.

(e) “Engage” means engaging or otherwise acquiring or having an interest in, directly or indirectly, as owner or co-owner, investor, partner, founder, stockholder, member, manager, director, officer, employee, agent, representative, independent contractor, salesperson, lender, guarantor, consultant, or an advisor, manager or similar capacity to a business or enterprise that primarily engages in the Restricted Business.

5. Acknowledgement. Owner acknowledges that the restrictions contained in the foregoing Sections 1, 2 and 3 above, in view of the nature of, and Owner’s ownership and involvement in the Company and the Business, are reasonable and necessary in order to protect the legitimate interests of the Company, including the Company’s goodwill and trade secrets, and that any violation thereof would result in irreparable injuries to the Company. Therefore, Owner acknowledges and agrees that, in the event of a violation by Owner of any of the restrictions contained in Sections 1, 2 and 3 above, the Company shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which it may be entitled.

6. Court Authority. Owner agrees that if, in any judicial proceeding, the geographic coverage, periods of time or scope or Restricted Business of the covenants contained in Sections 1, 2 and 3 should be adjudged unenforceable, then such geographic coverage or such period or periods of time, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions in Sections 1, 2 and 3 to the fullest extent permitted under applicable law.

7. Entire Agreement. This Agreement, and the other agreements entered into in connection with the Contribution Agreement constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement.

8. Modifications, Amendments and Waivers. This Agreement cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

9. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Company or Owner without the prior written consent of the other; provided, however, that Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one (1) or more of its affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 9 will be void.

10. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. For the purposes of any action permitted pursuant to Sections 1, 2 or 3 of this Agreement, Company and Owner each: (a) irrevocably submit to the exclusive jurisdiction of California; (b) irrevocably and fully waive any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction including such objections and defenses as may relate to an application for injunctive relief in a suit or proceeding brought before such a court; (c) irrevocably and unconditionally waive any objection to the laying of venue in the state or federal courts of Orange County, CA, and (e) hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action or other legal proceeding brought in any such court has been brought in an inconvenient forum.

11. Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable, Company and Owner agree that such invalid, illegal or unenforceable provisions shall be renegotiated in good faith. In the event that Company and Owner cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision shall be deemed severed herefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Company and Owner shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

12. Equitable Relief. Company and Owner agree that irreparable harm, for which there will be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Company and Owner accordingly agree that the other will be entitled to equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law. The seeking of such injunction or order shall not affect either Company or Owner’s right to seek damages or other equitable relief on account of any such actual or threatened breach.

13. NON-EXCLUSIVITY. The rights and remedies of Company hereunder are not exclusive of or limited by any other rights or remedies that Company may have, whether at law, in equity, by contract or otherwise. Without limiting the generality of the foregoing, the rights and remedies of Company hereunder, and the obligations and liabilities of Owner hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

14. COUNTERPARTS. This Agreement may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Non-Competition Agreement has been executed by the parties hereto as of the date and year first above written.

RODNEY F. EMERY:

/s/ Rodney F. Emery
Date: August 31, 2020

STEADFAST APARTMENT REIT, INC.

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: Chief Financial Officer
Date: August 31, 2020

STEADFAST APARTMENT REIT, INC.

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: Chief Financial Officer
Date: August 31, 2020

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: STEADFAST APARTMENT REIT, INC., its general partner

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: Chief Financial Officer
Date: August 31, 2020

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